UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 20, 2005

LITHIUM TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10446	13-3411148
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5115 Campus Drive, Plymouth Meeting, PA	19462
(Address of Principal Executive Offices)	(Zip Code)

Our telephone number, including area code: (610) 940-6090

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

See Item 5.02.

Item 1.02	Termination of Material Definitive Agreement

See Item 5.02

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b), (c), (d) On June 20, 2005, Dr. Franz J. Kruger, who has served as the President and Chief Executive Officer of Lithium Technology Corporation (the “Company”) since February 2004, resigned from those positions and the compensation agreement with the Company terminated. Dr. Kruger will remain a member of the Board of Directors of the Company and as the Managing Director of GAIA Advanced Lithium Battery Systems Europe GmbH (“GAIA Europe”). Dr. Kruger will provide consulting services to GAIA Europe through InnoventisConsulting GmbH, which represents Dr. Kruger. Dr. Kruger’s services will include strategic advice and consulting on sales, joint ventures and other business opportunities, particularly in Europe. The consulting agreement with Dr. Kruger provides for a monthly fee of €23,000 from April 1, 2005 through August 31, 2006, plus reimbursement for certain expenses.

On June 20, 2005, the Board of Directors appointed Dr. Andrew J. Manning the President and Chief Operating Officer of the Company. Dr. Manning has served as a director of the Company since November 2003 and has served as the Company’s Executive Vice President since January 2002, as well as Chief Technical Officer since January 2003. Dr. Manning also serves as a Managing Director of the Company’s GAIA Akkumulatorenwerke GmbH subsidiary operating in Nordhausen, Germany (“GAIA”). Dr. Manning has been with the Company since 1994. On June 20, 2005, the Board approved an increase in the annual salary of Dr. Manning to $275,000, retroactive to January 1, 2005.

On June 20, 2005, John J. McGovern, who has served as the interim Chief Financial Officer of the Company since June 2004, resigned from that position and the Company appointed William F. Hackett as the full-time Chief Financial Officer of the Company. Mr. Hackett was also appointed Executive Vice President and Treasurer of the Company and was appointed a director of the Company on June 20, 2005 by the Company’s Board of Directors, filling a vacancy on the eleven person Board. Mr. Hackett has more than 25 years of business experience in finance and general management roles in information and technology related companies, including Chief Executive

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Officer of Healthcare Automation from November 2001 to October 2003 and Chief Financial Officer of CareGain from November 2003 to December 2004, Cirqit from October 2000 to October 2001, and Base Ten Systems from December 1997 to September 2000. Mr. Hackett also held executive positions with Bloomberg Financial Markets and The Dun & Bradstreet Corporation. Mr. Hackett has been providing consulting services to the Company since April 1, 2005 in connection with financial reporting and related matters. Mr. Hackett received his MBA in Finance and Accounting from Columbia University. The Board approved a three year employment agreement with Mr. Hackett effective June 20, 2005 which provides for an annual salary of $275,000, a signing bonus of $50,000 and an annual discretionary bonus of up to 25% of Mr. Hackett’s salary (with a minimum of $34,375 for 2005).

On June 20, 2005, the Board approved the extension of the services agreement between the Company and Bridgehead Partners, LLC from June 1, 2005 through June 30, 2005 in order to assist in the transition of the Company’s new Chief Financial Officer. The amount payable under the Bridgehead Partners agreement extension is $15,000 for the month of June 2005. John J. McGovern, is the Chairman and Managing Director of Bridgehead Partners.

On June 20, 2005, the Board of Directors appointed Dr. Klaus Brandt an Executive Vice President of the Company. Dr. Brandt also serves as the Managing Director of GAIA. Prior to joining GAIA and LTC Dr. Brandt served as a member of the Executive Board (Vorstand) that was responsible for Technology and Manufacturing at the German based company Ionity AG. Prior to that, Dr. Brandt was employed by The Gillette Company (U.S.A.), the parent company of Duracell and prior to that Varta Battery AG (Germany), the leading battery manufacturer in Europe. From 1977 to 1978 he served as a Doctoral Fellow in the Physics department at the University of British Columbia (Vancouver, Canada). Prior to this Dr. Brandt received his Doctorate of Natural Science from the Technical University of Munich in 1977 where he wrote his thesis on solid state physics. Dr. Brandt received a physics diploma from the University of Goettingen in 1973 where he wrote his thesis on theoretical physics. Dr. Brandt serves as the Managing Director of GAIA pursuant to an agreement which provides for an annual salary of €170,000 from April 1, 2005 through December 31, 2007.

On June 20, 2005, the Board of Directors appointed Ralf Tolksdorf, the Corporate Secretary of the Company. Mr. Tolksdorf serves as the Chief Financial Officer of GAIA at an annual salary of €167,000 effective June 20, 2005.

Item 8.01	Other Events

The holders of the Company’s 10% convertible debentures issued in January 2004, in the original principal amount of $2 million, have converted in full the balance of the outstanding principal of such debentures.

On June 22, 2005, the Company issued a press release announcing that Sanswire Networks, LLC, a wholly-owned subsidiary of GlobeTel Communications Corp. has placed an order with the Company for two high performance batteries for its high altitude airship development project which aims to replace communication satellites.

On June 23, 2005, the Company issued a press release announcing its recent management changes.

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Item 9.01	Financial Statements and Exhibits

99.1	Press Release dated June 22, 2005

99.2	Press Release dated June 23, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Date: June 24, 2005

LITHIUM TECHNOLOGY CORPORATION (Registrant)

By:	/s/ William Hackett
Name:	William Hackett
Title:	Executive Vice President and Chief Financial Officer

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